Exhibit 99.1

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

March 13, 2017

The Board of Directors

Ultratech, Inc.

3050 Zanker Road

San Jose, CA 95134

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 1, 2017, to the Board of Directors of Ultratech, Inc. (“Ultratech”) as Annex B to, and reference thereto under the headings “SUMMARY — Opinion of Ultratech’s Financial Advisor,” “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of the Ultratech Board; Ultratech’s Reasons for the Merger,” “THE MERGER — Opinion of Ultratech’s Financial Advisor” and “THE MERGER AGREEMENT — Representations and Warranties of Veeco, Merger Subsidiary and Ultratech” in, the proxy statement/prospectus relating to the proposed merger involving Ultratech and Veeco Instruments Inc. (“Veeco”), which proxy statement/prospectus forms a part of Veeco’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED